Exhibit 99.1

Imagistics International Reports First Quarter Earnings;
Record EPS and Year-over-Year Increase in Copier/MFP Revenue

    TRUMBULL, Conn.--(BUSINESS WIRE)--May 4, 2004--Imagistics
International Inc.(NYSE: IGI):

    --  Earnings per Share of $0.34, up 26% over Last Year

    --  Total Revenue up 5%

    --  Copier/MFP Revenue up 14%

    Imagistics International Inc. (NYSE: IGI) today announced a 26 percent increase in diluted earnings per share to $0.34 for the first quarter of 2004 compared with $0.27 for the first quarter of 2003. Net income increased by 21 percent over the same period to $5.7 million from $4.8 million last year. Total revenue for the first quarter increased 5 percent to $158.3 million, consisting of growth in copier/MFP (multifunctional product) revenue of 14 percent and a decline in facsimile revenue of 10 percent. Excluding a disproportionate increase in revenue attributable to sales to Pitney Bowes, of Canada ("PB Canada"), which operates under a reseller agreement, total revenue for the first quarter increased three percent.
    Marc C. Breslawsky, Imagistics Chairman and Chief Executive Officer, said, "We are very proud to again post a record level of quarterly net income and EPS. Furthermore, we have been able to continue our unbroken string of year-over-year growth in quarterly copier/MFP revenue for the ninth consecutive quarter since the spin-off. In fact, this quarter represents a high watermark for us as a public company with a record 14% growth rate in that core product line, which now represents 67% of total revenue. This strength in copier/MFP growth, along with this quarter's moderation of the decline in fax revenue to a 10% rate, allowed us to register a healthy 5% increase in total revenue. While we cannot guarantee that this growth will continue unabated, these results are encouraging as we focus our efforts on achieving positive revenue growth for 2004."
    Mr. Breslawsky added, "On an operational level, we continue to benefit from, and further enhance, our Best-of-Breed strategy. In March, we introduced four new MFPs in the low-to-mid volume marketplace. Complementing Imagistics' existing award-winning line, we believe these multifunction office solutions are positioned as value leaders, designed to deliver cost effective, powerful document capabilities to workgroups. Focusing on the needs of our customers, we offer modular designs with these products for the customization and flexibility needed to evolve with our customers' rapidly changing business environments."
    "In addition to our investment in new products," continued Mr. Breslawsky, "we also invested in the expansion of our direct distribution beyond the United States and United Kingdom, making our first Canadian acquisition in March. This addition will not only expand our sales reach, but will also enhance our ability to provide direct service to our broad base of global customers."

    First Quarter Results

    Total sales of equipment and supplies increased 13 percent to $82.5 million in the first quarter (9 percent excluding PB Canada). Copier/MFP sales increased 21 percent and facsimile sales declined 4 percent from the prior year period. The overall sales increase reflects continuing demand for color products and for mid-market, black-and-white copier/MFP products accompanied to a lesser extent by an associated increase in supplies. This was partially offset by a decline in facsimile equipment and supplies sales at a rate that moderated from last quarter due to a large shipment to one of our national account customers. However, we anticipate the rate of future revenue declines in our facsimile product line to return to recent historical levels as part of the continuing industry-wide decline in facsimile usage.
    Total rental revenue declined 5 percent to $54.4 million in the first quarter. Rental revenue from the copier/MFP product line increased 6 percent in the first quarter, continuing the trend of year-over-year increases in page volume that have occurred over the past few quarters. Rental revenue from the facsimile product line declined 13 percent in the first quarter reflecting both a smaller installed base and lower unit pricing.
    First quarter support services revenue from service contracts increased three percent to $21.4 million reflecting higher copier/MFP service revenue partially offset by lower facsimile service revenue.
    The sales gross margin of 40.7 percent increased 2.6 percentage points primarily due to capturing much of the benefit of lower product costs, partially offset by an increase in lower margin PB Canada sales and the continuing shift in product mix toward lower margin copier/MFP products away from the facsimile line. The rental gross margin of 71.0 percent improved 4.6 percentage points compared with the first quarter last year. This improved rental gross margin was primarily attributable to lower product costs and replacing older rental agreements with more profitable terms and conditions. Similar to the sales margin, rental margin improvements were partially offset by the continuing shift in product revenue mix from fax to copier/MFP.
    Selling, service and administrative expenses of $82.6 million in the first quarter increased 7 percent from the prior year. SS&A represented 52.2% of total revenue this quarter compared with 50.9% in the prior year. The increase was primarily the result of higher compensation costs related to the increase in copier/MFP revenue coupled with increased sales headcount, as well as somewhat higher ERP and related administrative costs, a larger proportion of which were expensed this quarter compared to the first quarter last year. Partially offsetting these higher expenses were savings from lower payments to Pitney Bowes for IT and service charges, as well as lower advertising expenses.
    Joseph D. Skrzypczak, Chief Financial Officer, said, "As expected, working capital requirements increased this quarter due to a $13.7 million increase in accounts receivable, as we continue to adjust to our new billing systems as part of our clean-up and stabilization efforts in completing our ERP implementation, and a $13.1 million decrease in accounts payable and accrued liabilities. The latter was a result of the anticipated seasonal cash requirements from such items as performance incentives, insurance, and other expenses that are accrued throughout the year and paid in the first quarter, as well as payments for inventory shipped from Japan and China in late December 2003. We financed this working capital increase with borrowings under our credit agreement."
    Mr. Skrzypczak added, "As a result of these and some other smaller effects, we used $3.7 million of cash for operations this quarter. Given the strength of our balance sheet, we were able to finance $12.6 million in capital expenditures, mostly invested in our rental base, and $3.8 million in acquisitions. In the first quarter, we also used $6.3 million to repurchase shares of our common stock under our stock buyback program. Since the beginning of the stock buyback program in 2002, we have repurchased 3.4 million shares or 17 percent of the shares that were outstanding when Imagistics was spun off in December 2001. At the end of the quarter, total debt was $78.3 million, or 23% of total capitalization, and we had a cash balance of $12.5 million."

    Outlook for 2004

    Mr. Breslawsky stated, "We continue to be very proud of our past performance and very eager to take advantage of our future opportunities. We have again improved our gross margins by multiple percentage points and now have also posted significant top-line growth. We believe that the quality of our products and service coupled with an increasingly effective sales organization will help us to continue this trend. Also, there are clearly many opportunities for operating expense reduction."
    Mr. Breslawsky continued, "Based on these opportunities and our demonstrated ability to execute our business plan, we are raising our guidance for 2004 from $1.45 earnings per diluted share, to a range of $1.46 to $1.48. We look forward to our next report to you and delivering the results that justify the confidence you have placed in our leadership."

    Conference Call

    Imagistics International will be holding an earnings conference call with Marc Breslawsky, Chairman and Chief Executive Officer, and Joseph Skrzypczak, Chief Financial Officer, on Tuesday, May 4, at 11:00 a.m. (Eastern Time). The conference will be available by audio webcast at our investor website, www.IGIinvestor.com, where it will also be archived.

    About Imagistics International Inc.

    Imagistics International Inc. (NYSE:IGI) is a large direct sales, service and marketing organization offering document imaging solutions, including high performance, leading edge copier/MFPs and facsimile machines to Fortune 1000 companies and other organizations. Its direct sales and service network is located throughout the United States and the United Kingdom. Imagistics International is a member of the S&P SmallCap 600 Index and the Russell 2000 Index(R) and is headquartered in Trumbull, Connecticut. For additional information about Imagistics International, please visit www.imagistics.com and www.IGIinvestor.com.
    The statements contained in this news release that are not purely historical are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on management's beliefs, certain assumptions and current expectations. These statements may be identified by their use of forward-looking terminology such as the words "expects," "projects," "anticipates," "intends" and other similar words. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, general economic, business and market conditions, competitive pricing pressures, timely development and acceptance of new products, our reliance on third party suppliers, potential disruptions in implementing information technology systems, including the recent ERP implementation, potential disruptions affecting the international shipment of goods, our ability to create brand recognition under our new name and currency and interest rate fluctuations. For a more complete discussion of certain of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Imagistics 2003 Form 10-K and other SEC filings. The forward-looking statements contained in this news release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.


Imagistics International Inc.

Consolidated Statements of Operations
(Unaudited)

                                                 Three months ended
                                                     March 31,
                                              ------------------------
(in millions, except per share amounts)       2004      2003    B/(W)
----------------------------------------------------------------------

Revenue
   Sales                                    $  82.5   $  73.0    13%
   Rentals                                     54.4      57.1    (5%)
   Support services                            21.4      20.8     3%
----------------------------------------------------------------------
Total revenue                                 158.3     150.9     5%

Costs and expenses
   Cost of sales                               48.9      45.2   (8%)
   Cost of rentals                             15.8      19.2    18%
   Selling, service and administration         82.6      76.9    (7%)
----------------------------------------------------------------------
Operating income                               11.0       9.6    14%

   Interest expense, net                        0.9       1.6    43%
----------------------------------------------------------------------
Income before income taxes                     10.1       8.0    26%

   Provision for income taxes                   4.4       3.2   (34%)
----------------------------------------------------------------------
Net income                                  $   5.7   $   4.8    21%
======================================================================


Calculation of earnings per share

Income available to common shareholders     $   5.7   $   4.8    21%

Basic average shares outstanding             16.386    17.226     5%
Diluted average shares outstanding           17.112    17.781     4%
----------------------------------------------------------------------

Basic earnings per share                    $  0.35   $  0.28    25%
Diluted earnings per share                  $  0.34   $  0.27    26%
======================================================================




Imagistics International Inc.

Condensed Consolidated Balance Sheets
                                            (Unaudited)
                                             March 31,   December 31,
(in millions)                                  2004         2003
----------------------------------------------------------------------

Cash                                        $  12.5       $  22.9
Accounts receivable, net                      119.8         107.7
Accrued billings                               22.2          20.9
Inventories                                    83.6          86.1
Other current assets                           32.5          29.0
----------------------------------------------------------------------
Total current assets                          270.6         266.6

Property, plant and equipment, net             53.5          53.2
Rental assets, net                             63.2          67.2
Other assets                                   63.2          59.7
----------------------------------------------------------------------

Total assets                                $ 450.5       $ 446.7
======================================================================


Current portion of long-term debt           $   0.5       $   0.5
Accounts payable and accrued liabilities       67.1          79.3
Advance billings                               15.2          16.3
----------------------------------------------------------------------
Total current liabilities                      82.8          96.1

Long-term debt                                 77.8          62.9
Other liabilities                              21.2          20.3
----------------------------------------------------------------------
Total liabilities                             181.8         179.3

Stockholders' equity                          268.7         267.4
----------------------------------------------------------------------

Total liabilities and stockholders' equity  $ 450.5       $ 446.7
======================================================================

Shares outstanding (in thousands)            16,694        16,774

Memo:  Total debt                           $  78.3       $  63.4
                                            =======       =======



Imagistics International Inc.

Condensed Consolidated Statements of Cash Flows
(Unaudited)
                                              Three months ended
                                                  March 31,
                                            ---------------------
(in millions)                                2004          2003
----------------------------------------------------------------------

Cash flows from operating activities:
Net income                                  $   5.7       $   4.8
Adjustments to reconcile net income to net
 cash provided by operating activities:
    Depreciation and amortization              16.6          19.0
    Provision for bad debt                      2.4           2.6
    Reserve for obsolete inventory              1.4           1.5
    Deferred taxes on income                   (2.5)          0.3
    Change in assets and liabilities, net of
     acquisitions:
        Accounts receivable                   (13.7)          5.1
        Accrued billings                       (1.3)         (0.4)
        Inventories                             1.5          (1.0)
        Other currents assets and
         prepayments                           (1.0)         (2.1)
        Accounts payable and accrued
         liabilities                          (13.1)         (5.9)
        Advance billings                       (1.3)         (0.4)
    Other, net                                  1.6          (1.0)
----------------------------------------------------------------------
Net cash (used in) provided by operating
 activities                                    (3.7)         22.5
----------------------------------------------------------------------

Cash flows from investing activities:
    Expenditures for rental equipment assets   (9.8)        (10.6)
    Expenditures for property, plant and
     equipment                                 (2.8)         (4.8)
    Acquisitions                               (3.8)            -
----------------------------------------------------------------------
Net cash used in investing activities         (16.4)        (15.4)
----------------------------------------------------------------------

Cash flows from financing activities
    Purchases of treasury stock                (6.3)        (12.6)
    Net borrowings (repayments) under Term
     Loan and Revolving Credit Facility        14.9          (0.2)
    Exercises of stock options, including
     purchases under employee stock purchase
     plan                                       1.1           0.9
----------------------------------------------------------------------
Net cash provided by (used in) financing
 activities                                     9.7         (11.9)
----------------------------------------------------------------------

Decrease in cash                              (10.4)         (4.8)

Cash at beginning of period                    22.9          31.3
----------------------------------------------------------------------

Cash at end of period                       $  12.5       $  26.5
======================================================================



Imagistics International Inc.

Supplemental Data Schedules
(Unaudited)
                                                Three months ended
                                                     March 31,
                                            --------------------------
(in millions)                                2004      2003    B/(W)
----------------------------------------------------------------------

Revenue
    Sales excluding Pitney Bowes of Canada  $  72.4   $  66.6     9%
    Sales to Pitney Bowes of Canada            10.1       6.4    59%
----------------------------------------------------------------------
    Total sales                                82.5      73.0    13%
    Rentals                                    54.4      57.1    (5%)
    Support services                           21.4      20.8     3%
----------------------------------------------------------------------
Total revenue                               $ 158.3   $ 150.9     5%
======================================================================


Revenue
    Revenue excluding Pitney Bowes of Canada  148.2     144.5     3%
    Sales to Pitney Bowes of Canada            10.1       6.4    59%
----------------------------------------------------------------------
Total revenue                               $ 158.3   $ 150.9     5%
======================================================================

    Although sales, excluding sales to Pitney Bowes of Canada, represents a non-GAAP financial measure, management considers this to be meaningful to investors as sales to Pitney Bowes of Canada under a reseller arrangement are at margins significantly below the margins on sales to our direct customers. We expect to maintain a reseller arrangement with Pitney Bowes of Canada, however, we are unable to predict the future level of sales to Pitney Bowes of Canada. We also believe it is useful to analyze sales excluding sales to Pitney Bowes of Canada in order to better evaluate the effectiveness of our direct sales and marketing initiatives and our pricing policies.


                                               Three months ended
                                                    March 31,
                                            --------------------------
(in millions)                                 2004      2003   B/(W)
----------------------------------------------------------------------
Free cash flow
    Net cash (used) provided by operating
     activities                             $  (3.7)  $  22.5   116%
    Capital expenditures                       12.6      15.4    19%
----------------------------------------------------------------------
Free cash flow                              $ (16.3)  $   7.1  (331%)
======================================================================

    Although free cash flow represents a non-GAAP financial measure, management believes this measure is meaningful to investors in evaluating our ability to meet our future debt requirements, to fund capital expenditures and working capital requirements.


    CONTACT: Imagistics International Inc.
             Timothy J. Klahs, 203-365-2361
             timothy.klahs@imagistics.com